SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                           FIRST ADVANTAGE CORPORATION
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                                (Name of Issuer)

                              Class A Common Stock
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                         (Title of Class of Securities)

                                    31845F100
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                                 (CUSIP Number)

                                December 31, 2006
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             (Date of Event Which Requires Filing of this Statement)


Check  the  appropriate  box to  designate  the  rule  pursuant  to  which  this
Schedule is filed:

      [X]   Rule 13d-1(b)
      [_]   Rule 13d-1(c)
      [_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                   ------------------------
                     |                                 |
CUSIP No. 31845F100  |                13G/A            |
                     |                                 |
---------------------                                   ------------------------

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    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Maverick Capital, Ltd. - 75-2482446
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    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
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    3     SEC USE ONLY
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    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
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   NUMBER OF     |   5      SOLE VOTING POWER
     SHARES      |          985,245
  BENEFICIALLY   |   6      SHARED VOTING POWER
    OWNED BY     |          0
      EACH       |   7      SOLE DISPOSITIVE POWER
   REPORTING     |          985,245
  PERSON WITH    |   8      SHARED DISPOSITIVE POWER
                 |          0
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    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          985,245
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              |_|
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.4%
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   12     TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------

      *SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------                                   ------------------------
                     |                                 |
CUSIP No. 31845F100  |                13G/A            |
                     |                                 |
---------------------                                   ------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Maverick Capital Management, LLC - 75-2686461
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------------
   NUMBER OF     |   5      SOLE VOTING POWER
     SHARES      |          985,245
  BENEFICIALLY   |   6      SHARED VOTING POWER
    OWNED BY     |          0
      EACH       |   7      SOLE DISPOSITIVE POWER
   REPORTING     |          985,245
  PERSON WITH    |   8      SHARED DISPOSITIVE POWER
                 |          0
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          985,245
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              |_|
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------

      *SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------                                   ------------------------
                     |                                 |
CUSIP No. 31845F100  |                13G/A            |
                     |                                 |
---------------------                                   ------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Lee S. Ainslie III
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
   NUMBER OF     |   5      SOLE VOTING POWER
     SHARES      |          985,245
  BENEFICIALLY   |   6      SHARED VOTING POWER
    OWNED BY     |          0
      EACH       |   7      SOLE DISPOSITIVE POWER
   REPORTING     |          985,245
  PERSON WITH    |   8      SHARED DISPOSITIVE POWER
                 |          0
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          985,245
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              |_|
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------

      *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1(a)   Name of Issuer.

            First Advantage Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices.

            100 Carillon Parkway
            St. Petersburg, Florida  33716

Item 2(a)   Name of Person Filing.

            This Schedule 13G (the "Schedule 13G") is being filed on behalf of each of the following persons (each, a "Reporting Person"):

          (i)  Maverick Capital, Ltd.;
          (ii) Maverick Capital Management, LLC; and
          (iii) Lee S. Ainslie III ("Mr. Ainslie").

            The Schedule 13G relates to Shares (as defined herein) held for the accounts of Maverick Capital, Ltd.'s clients.


Item 2(b)   Address of Principal Business Office, or, if none, Residence.

            The address of the principal business office of (i) Maverick Capital, Ltd. and Maverick Capital Management, LLC is 300 Crescent Court, 18th Floor, Dallas, Texas 75201, and (ii) Mr. Ainslie is 767 Fifth Avenue, 11th Floor, New York, New York 10153.


Item 2(c)   Citizenship or Place of Organization.

          (i)  Maverick Capital, Ltd. is a Texas limited partnership;
          (ii) Maverick Capital Management, LLC is a Texas limited liability company; and
          (iii) Mr. Ainslie is a citizen of the United States.

Item 2(d)   Title of Class of Securities.

            Class A Common Stock (the "Shares").

Item 2(e)   CUSIP Number.

            31845F100

Item 3.     If  this   statement  is  filed   pursuant  to   ss.ss.240.13d-1(b)
            or 240.13d-2(b) or (c), check whether the person filing is a:

  (a)  [_]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

  (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

  (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

  (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

  (e)  [X]  An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E).

  (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

  (g) [X] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

  (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

  (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

  (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4      Ownership.

            Ownership as of December 31, 2006 is incorporated by reference to items (5) - (9) and (11) of the cover page of the Reporting Person.


Item 5      Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6      Ownership of More Than Five Percent on Behalf of Another Person.

            Maverick  Capital,  Ltd. is an investment  adviser  registered under
            Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the Shares which are the subject of this filing through the investment discretion it exercises over its clients' accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is a manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC's Regulations.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

            Not applicable.

Item 8      Identification and Classification of Members of the Group.

            Not applicable.

Item 9      Notice of Dissolution of Group.

            Not applicable.

Item 10     Certification.

            By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge, and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007


                              MAVERICK CAPITAL, LTD.

                              By: Maverick Capital Management, LLC
                                  Its General Partner

                                  By: Lee S. Ainslie III, Manager



                                      By: /s/John T. McCafferty
                                          -----------------------------
                                          John T. McCafferty
                                          Under Power of Attorney dated
                                          February 13, 2003


                              MAVERICK CAPITAL MANAGEMENT, LLC

                              By: Lee S. Ainslie III, Manager



                                  By: /s/John T. McCafferty
                                      ---------------------------------
                                      John T. McCafferty
                                      Under Power of Attorney dated
                                      February 13, 2003


                              LEE S. AINSLIE III



                              By: /s/John T. McCafferty
                                  -------------------------------------
                                  John T. McCafferty
                                  Under Power of Attorney dated
                                  February 13, 2003

                                 EXHIBIT INDEX

A. Joint Filing Agreement, dated February 14, 2007, by and among Maverick Capital, Ltd., Maverick Capital Management, LLC, and Lee S. Ainslie III.

                                                                       Exhibit A

                             Joint Filing Agreement

      The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of First Advantage Corporation, dated as of February 14, 2007, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: February 14, 2007


                              MAVERICK CAPITAL, LTD.

                              By: Maverick Capital Management, LLC
                                  Its General Partner

                                  By: Lee S. Ainslie III, Manager



                                      By: /s/John T. McCafferty
                                          -----------------------------
                                          John T. McCafferty
                                          Under Power of Attorney dated
                                          February 13, 2003


                              MAVERICK CAPITAL MANAGEMENT, LLC

                              By: Lee S. Ainslie III, Manager



                                  By: /s/John T. McCafferty
                                      ---------------------------------
                                      John T. McCafferty
                                      Under Power of Attorney dated
                                      February 13, 2003


                              LEE S. AINSLIE III



                              By: /s/John T. McCafferty
                                  -------------------------------------
                                  John T. McCafferty
                                  Under Power of Attorney dated
                                  February 13, 2003